Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated October 12, 2023, relating to the consolidated financial statements of Comtech Telecommunications Corp. and the effectiveness of Comtech Telecommunications Corp.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comtech Telecommunications, Corp. for the year ended July 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York

July 16, 2024